UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 5, 2009

(Date of earliest event reported)
Corning Natural Gas Corporation (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction
of incorporation)

000-00643 (Commission
File Number)

16-0397420 (I.R.S. Employer
Identification No.)

330 West William Street, Corning, New York (Address of principal executive offices)	14830 (Zip Code)

(607) 936-3755 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 7.01. Regulation FD Disclosure

Item 9.01. Financial Statements and Exhibits

SIGNATURES

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on February 24, 2009, Richard M. Osborne informed the Board of Directors (the "Board") of Corning Natural Gas Corporation (the "Company") that he had decided to not stand for re-election to the Board at the Company's upcoming annual meeting of shareholders, scheduled to be held on April 7, 2009, in order to pursue other business interests and would also resign as Chairman of the Board effective April 7, 2009. On March 9, 2009, an officer of the Company received a telephone inquiry from the local Corning newspaper requesting comment on a letter from Mr. Osborne that was addressed to the Company. To date, the Company has not received the original of the letter from Mr. Osborne, but the local Corning newspaper did supply the Company with a copy of the letter, which is attached hereto as Exhibit 99.1 (the "Osborne Letter"). The Osborne Letter reiterates Mr. Osborne's decision to resign as Chairman of the Board of Directors. Although the Company had not previously been informed by Mr. Osborne that his failure to stand for re-election as a director and resignation as Chairman resulted from any dispute between Mr. Osborne and the Company regarding its operations, policies or practices, the Osborne Letter describes Mr. Osborne's dissatisfaction with certain business matters. The Company has responded to Mr. Osborne's statements in its letter of response to Mr. Osborne, a copy of which is attached as Exhibit 99.2 to this Report ("Company Response Letter").

Certain of the matters raised by Mr. Osborne relate to the ordinary business operations of the Company: (i) a loan from the Company's rabbi trust which was paid in full in December 2007; (ii) the accounting by the Company for certain pipeline materials contributed by a natural gas exploration company which was approved by the Company's audit committee and auditors, was reported in accordance with generally accepted accounting principles, and is under consideration for ratemaking purposes by the New York Public Service Commission; and (iii) the timing of payment of a previously announced dividend on the Company's common stock, which is subject to the removal of a restriction on dividend payments imposed by the New York Public Service Commission. The Company's petition for removal of this restriction is on the agenda of the New York Public Service Commission for March 12, 2009. Another issue raised in the Osborne Letter is the rejection by an independent special committee of the Board of Directors of the Company ("Special Committee") of a non-binding offer made by Energy West Corporation ("Energy West"), which is described below under Item 7.01.

Item 7.01. Regulation FD Disclosure.

On March 9, 2009, the Company received from the local Corning, NY, newspaper the Osborne Letter which, among other matters described above under Item 5.02, referenced a non-binding offer to purchase all of the outstanding shares of the Company for consideration consisting of solely of shares of the common stock of Energy West with an expressed valuation for the Company common stock of $21.35 per share. The non-binding offer described in the Osborne Letter was received in a letter, dated February 12, 2009, from Mr. Osborne, in his capacity as Chairman and Chief Executive Officer of Energy West. The non-binding offer followed two other non-binding offers made by Energy West in 2008. Upon receipt of the first of such letters, the Board of Directors of Corning Natural Gas Corporation appointed a Special Committee made up of independent directors to consider the non-binding offer made by Energy West. The Special Committee considered the non-binding offers from Energy West and other information and, in the exercise of its business judgment, rejected the non-binding offers of Energy West as not in the best interests of the Company's shareholders.

Item 9.01 Exhibits and Financial Statements

Exhibit 99.1 Letter to Corning Natural Gas Company from Richard M. Osborne, dated March 5, 2009.

Exhibit 99.2 Letter of response to Richard M. Osborne from Michael I. German, Chief Executive Officer of the Company, dated March 10, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Natural Gas Corporation By: /s/ Michael I. German Name: Michael I. German Title: President and Chief Executive Officer Dated: March 10, 2009